Exhibit 99.1

Synergy Pharmaceuticals Inc. Announces Pricing of Public Offering of Common Stock

NEW YORK, N.Y., April 10, 2013 — Synergy Pharmaceuticals Inc. (Nasdaq: SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today announced the pricing of an underwritten public offering of 16,375,000 shares of its common stock. The gross proceeds to Synergy from this offering are expected to be $90,062,500, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Synergy. The offering is expected to close on or about April 16, 2013, subject to customary closing conditions. Synergy has also granted to the underwriter a 30-day option to purchase from it up to an additional 2,456,250 shares of its common stock.

Synergy intends to use the net proceeds from this offering to fund its research and development activities, including further clinical development of plecanatide and its other pipeline programs, and for working capital and other general corporate purposes, and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

Credit Suisse, Citigroup and Canaccord Genuity are acting as book-running managers in this offering, and Cantor Fitzgerald is acting as a co-manager.

A registration statement relating to the shares described above was previously filed with and has become effective by rule of the Securities and Exchange Commission (SEC). A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and related prospectus, when available, may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by e-mail at newyork.prospectus@credit-suisse.com; or Citigroup, c/o Broadbridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (800) 831-9146, or by e-mail at batprospectus@citi.com; or Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone at (617) 371-3900.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the shares in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate, plecanatide, is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a positive Phase I study of plecanatide in healthy volunteers, and positive Phase IIa and Phase IIb/III clinical trials in patients with chronic idiopathic constipation (CIC). Detailed positive findings from a recently completed 951 patient CIC clinical trial will be presented at a major scientific meeting this year. Synergy is also developing plecanatide for the treatment of irritable bowel syndrome with constipation (IBS-C), having initiated the first trial in IBS-C patients in late 2012. Synergy’s second GC-C agonist, SP-333, is in clinical development to treat inflammatory bowel diseases, and is currently in a Phase Ib trial in healthy volunteers having recently completed a Phase Ia trial.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “plan,” “expect,” “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. These statements include, but are not limited to, statements regarding our expectations regarding clinical trials, the timing of clinical results, development timelines and regulatory filings and submissions for our product candidates, our current Phase 2b 90-day clinical trial of plecanatide in IBS-C patients, our current Phase 1b clinical trial of SP-333, our intention to initiate a Phase 1 clinical trial of SP-333 for the treatment of ulcerative colitis during the second half of

2012, our liquidity and our expectations regarding our needs for and ability to raise additional capital and the amount, and our expected uses, of the net proceeds of this offering.  Synergy does not undertake an obligation to update or revise any forward-looking statement.  These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown to us that could cause actual results and developments to differ materially from those expressed or implied in such statements, including the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

Investor Contact Information:

Danielle Spangler

The Trout Group

synergy@troutgroup.com

(646) 378-2924